Exhibit (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE
WARRANTS TO PURCHASE COMMON STOCK

ROOT9B TECHNOLOGIES, INC.

JANUARY 11, 2016

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 11:59 P.M. (Eastern Standard time) ON FEBRUARY 9, 2016 UNLESS THIS OFFER PERIOD IS EXTENDED.

Root9B Technologies, Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “root9B” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants to purchase an aggregate of 4,358,724 shares of common stock (the “Offer to Amend and Exercise”) issued to investors participating in the Company’s 8% Series D Convertible Preferred Stock financing completed on December 26, 2012, January 25, 2013 and February 26, 2013 (the “Original Warrants”).  There is no minimum participation requirement with respect to the Offer to Amend and Exercise.

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants from $1.125 per share to $1.10 per share of common stock in cash on the terms and conditions set forth in the Offer to Amend and Exercise and (ii) shorten the exercise period of the Original Warrants if you accept the offer so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 11:59 p.m. (Eastern Standard Time) on February 9, 2016, as may be extended by the Company in its sole discretion (“Expiration Date”). Other than set forth above, if you do not accept the offer, the terms of the Original Warrants will remain unmodified and in full force and effect. In addition, if you accept the offer, for each share purchased upon exercise of the Amended Warrants, the Company will issue 0.25 of a new warrant (the “New Warrants”) to purchase one share of common stock with a term of five (5) years and have an exercise price equal to $1.50.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the Original Warrants to help the Company to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to obtain and exercise an Amended Warrant by reducing the exercise price of the Original Warrants. Please see “Purposes of the Offer to Amend and Exercise and Use of Proceeds” below for a description of the purposes of the Offer to Amend and Exercise.

The period during which Original Warrants may be amended and exercised on the terms described above will commence on January 11, 2016 (the date the materials relating to the Offer to Amend and Exercise are first sent to the holders, referred to herein as the “Offer Date”) through the Expiration Date (the “Offer Period”).

Although the Company requires that holders of the Original Warrants to complete an Accredited Investor Questionnaire, this Offer to Amend and Exercise is not limited to “accredited investors” as that term is defined in Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”). You may elect to amend some or all of their Original Warrants. If you choose not to participate in the Offer to Amend and Exercise, your Original Warrants will remain in full force and effect, as originally issued.

The Company will agree to amend all Original Warrants held by eligible holders, upon the terms and subject to the conditions of the Offer to Amend and Exercise and the attached Election to Participate and Amend and Exercise Warrant. IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

IMPORTANT PROCEDURES

This Offer to Amend and Exercise together with the Election to Participate and Amend and Exercise Warrant, and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Amend and Exercise and instructions as to how you can amend and exercise your Original Warrants. An election to participate in the Offer to Amend and Exercise will result in both the amendment of your Original Warrant(s) and your exercise of the Amended Warrant(s). You should read all of the materials carefully before you decide whether to participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor.

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Amend and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and (iv) cash in the amount equal to $1.10 per share multiplied by the number of shares of common stock you elect to purchase (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to root9B Technologies, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Amend and Exercise Warrant. Each of these items must be properly delivered, before the Expiration Date to: Maxim Group, LLC, Attn: Karen Orlando and Monique Mitnick, 405 Lexington Avenue, New York, New York 10174, Fax No. (212) 895-3555. If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 11:59 p.m., Eastern Standard Time on February 9, 2016, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and promptly issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant. See “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

 If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us if your Original Warrants and other Acceptance and Exercise Documents have not been accepted by us prior to the Expiration Date. In addition, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by March 9, 2016, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after March 9, 2016. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Amend and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

If you have any question or need assistance, you should contact Maxim Group, LLC (the “Warrant Agent”), for the Offer to Amend and Exercise. The Warrant Agent may be reached at:

Maxim Group, LLC
405 Lexington Avenue
New York, New York 10174
(212) 895-3500

You may request additional copies of this document and any of the Offering Materials from the Company and the Warrant Agent. The Company may be reached at:

root9B Technologies, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel: (212) 371-5204

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO AMEND AND EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO AMEND AND EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO AMEND AND EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO AMEND AND EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO AMEND AND EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE DATE OF THIS OFFER TO AMEND AND EXERCISE IS JANUARY 11, 2016

TABLE OF CONTENTS

Special Note with Respect to Forward-Looking Information	5

OFFERING SUMMARY	6

RISK FACTORS	10

DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE	18

Purpose of the Offer to Amend and Exercise and Use of Proceeds	19

Expiration Date	19

Terms of Amended Warrants	19

Exchange Offer- New Warrant	19

Conditions to the Offer to Amend and Exercise	19

Extension of Offer to Amend and Exercise Period; Termination; Amendments	20

Procedures for Participating in Offer to Amend and Exercise and Exercising Amended Warrants	20

Manner of Acceptance of Payment and Issuance of Shares	20

Withdrawal Rights	20

Registration of Warrant Shares	20

Transactions and Agreements Concerning Original Warrants	21

Source and Amount of Funds	21

Fees and Expenses	23

Transfers	23

COMPANY OVERVIEW	24

The quotes represent inter-dealer prices, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.	27

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO AMEND AND EXERCISE	27

REPORTS AND AVAILABLE INFORMATION	27

Additional Information	27

Special Note with Respect to Forward-Looking Information

This Offer to Amend and Exercise includes forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "may," "anticipate," "intend," "estimate," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this Offer to Amend and Exercise regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this Offer to Amend and Exercise, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except with respect to our obligation to provide amendments for material changes to the Offer to Amend and Exercise during the duration of the offer and sale of our common stock by the selling stockholders, we do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this Offer to Amend and Exercise under the caption "Risk Factors," above, and elsewhere in this Offer to Amend and Exercise which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this Offer to Amend and Exercise.

OFFERING SUMMARY

Company:	Root9B Technologies, Inc., a Delaware corporation, with principal executive offices at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, telephone (212) 371-5204.

Eligible Original Warrants:
Outstanding warrants to purchase 4,358,724 shares of the Company’s common stock issued to investors and our placement agent participating in the Company’s private placement financing closed on December 26, 2012, January 25, 2013 and February 26, 2013.

Expiration Date:	11:59 p.m., Eastern Standard Time on February 9, 2016, as may be extended by the Company in its sole discretion.

Terms of Exchange & Amended Warrants:
Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended as described below:

● Exchange Offer: Exchange of an Investor’s Original Warrants for 0.25 of one warrant to purchase one share of common stock (the “New Warrant”).  Each whole New Warrant can be exercised to purchase one share of Common Stock.

● New Warrant: The New Warrants shall have a term of five (5) years and have an exercise price equal to $1.50.

● New Exercise Price of Original Warrants: The exercise price of the Original Warrants to be reduced to $1.10 per share.

● New Termination Date: The termination date of the Original Warrants is being shortened to run concurrently with the Expiration Date.

● Other Terms: Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

Partial Participation Permitted:
If Original Warrant holders choose to participate in the Offer to Amend and Exercise, they may amend and exercise any or all of such holder’s Original Warrants pursuant to the terms of the Offer to Amend and Exercise. The Company will issue a new Original Warrant exercisable for that number of shares of common stock that a holder elects to exclude from the Offer to Amend and Exercise.

Transfers:
The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act, to the reasonable satisfaction of the Company, if there is no effective registration statement relating to the Warrant Shares.

Conditions:
The Offer to Amend and Exercise is subject to certain conditions, as described herein:

We are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Amend and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

Although the Company requires that holders of Original Warrants complete an Accredited Investor Questionnaire, as part of the Election to Participate and Amend and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants.  If any holders of Original Warrants have ceased to be accredited investors, we ask that they indicate as such in the Accredited Investor Questionnaire by checking the box marked “The entity is not an ‘Accredited Investor’ because none of the above apply.”

If the Company receives a completed accredited investor questionnaire from any holder of Original Warrants that desires to participate in the Offer to Amend and Exercise indicating that such holder is no longer an accredited investor, the Company will, prior to the Expiration Date, file as part of a subsequent amendment to its Schedule TO and distribute to all holders of Original Warrants supplemental disclosure which includes all of the information required by Rule 502 of Regulation D and will extend the Expiration Date of the Offer to Amend and Exercise to the extent required under the Exchange Act and rules promulgated thereunder. However, the Company will not accept any Election to Participate and Amend and Exercise Warrant from or on behalf of, any Original Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

You may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Future Amendments to the Offer to Amend and Exercise:
If we materially change the terms of the Offer to Amend and Exercise we will extend the Expiration Date to the extent required under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How to Participate in the Offer to Amend and Exercise:
To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the Acceptance and Exercise Documents. The cash exercise price may be tendered in the form of a check payable to Root9B Technologies, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Amend and Exercise Warrant. All of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Maxim Group, LLC, Attn: Karen Orlando and Monique Mitnick, 405 Lexington Avenue, New York, New York 10174, Fax No. (212) 895-3555.

Manner of Acceptance of Payment:
If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 11:59 p.m., Eastern Standard Time on February 9, 2016 the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant as well as the New Warrant.

Withdrawal Rights:
If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned prior to 11:59 p.m., Eastern Standard Time on Expiration Date of February 9, 2016 (or such later date and time if we extend the Offer to Amend and Exercise), to: Maxim Group, LLC, Attn: Karen Orlando and Monique Mitnick, 405 Lexington Avenue, New York, New York 10174, Fax No. (212) 895-3555.

Following the Expiration Date, you cannot withdraw your Election to Participate and Amend and Exercise Warrant.  However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by March 9, 2016, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after March 9, 2016.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Amend and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant, and (iv) cancel your New Common shares and New Warrant.

Purposes of the Offer to Amend and Exercise and Use of Proceeds:
The purpose of the Offer to Amend and Exercise is to raise funds to support the Company’s future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by reducing the exercise price and shortening the exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Registration of Warrant Shares:
The Original Warrants, the Amended Warrants, the New Warrant and the shares of common stock issuable upon exercise of the Original, Amended or New Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement.  The Company currently has an effective registration statement covering the resale of the shares of common stock underlying the Original Warrants.  There is no established trading market for the Original Warrants, the Amended Warrants or the New Warrants, and we do not intend to list the Original Warrants, the Amended Warrants or the New Warrants for trading on any exchange or market.

Taxes:
We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See “Material U.S. Federal Income Tax Consequences” below for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Offer to Amend and Exercise.

Fees and Expenses:
The Company has retained Maxim Group, LLC (“Maxim”) to act as its Warrant Agent for the Offer to Amend and Exercise pursuant to a Warrant Agent Agreement, attached as Exhibit d(1) to its Schedule TO. Maxim, in accordance with the terms of the Engagement Agreement, shall use reasonable commercial efforts to contact holders of the Original Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Amend and Exercise. Maxim will receive a fee equal to 6% of the cash exercise prices paid by holders of the Original Warrants who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse Maxim for its reasonable out-of-pocket expenses and attorney’s fees up to $35,000, including a $5,000 non-accountable expense allowance. The Company has also agreed to indemnify Maxim against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws.

Historical and Pro Forma Financial Information
The Company has included its financial statements for the fiscal years ended December 31, 2013 and December 31, 2014 and for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015.

Interests of Directors and Executive Officers:
None of our directors or executive officers hold Original Warrants, except that Kevin Carnahan a director of the Company owns 23,334 warrants in The Carnahan Trust of which Kevin Carnahan is the Trustee.

Additional Information:
The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

The Company issued the Original Warrants in private placement transactions in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). In connection with such transactions, the holders of the Original Warrants represented that they were “accredited investors.”

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:
Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Participate and Amend and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agent — Maxim Group, LLC, 405 Lexington Avenue, New York, New York 10174, (212) 895-3500.

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Participate and Amend and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — Root9B Technologies, Inc., Attn.: Corporate Secretary, 4521 Sharon Road, Suite 300 Charlotte, North Carolina 28211.

RISK FACTORS1

Investment in our common stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our common stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Offer to Amend and Exercise, you should carefully consider the risk and uncertainties described below in addition to the other information in this Offer to Amend and Exercise and other information incorporated herein by reference. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

WE HAVE CONTINUED TO EXPERIENCE SIGNIFICANT LOSSES FROM OPERATIONS

We have experienced substantial and continuing losses from operations which have continued in the first nine months of 2015.  These are the result of declining revenues in our existing businesses, increases in selling, general and administrative expenses incurred in preparation for growth and costs associated with the IPSA acquisition.  We will have to obtain additional financing by the end of the fourth quarter to support our future operations and there can be no assurance that we will be able to obtain such financing, or if obtained, on terms favorable to the Company.  Failure to obtain the same will adversely affect the operations of the Company.

A DECLINE IN THE PRICE OF, OR DEMAND FOR, ANY OF OUR BUSINESS ADVISORY SOLUTIONS AND SERVICES, WOULD HARM OUR REVENUES AND OPERATING MARGINS.

We anticipate that revenue from the Business Advisory Solutions services, particularly in view of the acquisition of IPSA International, which has been combined with the Business Advisory group, will continue to constitute the majority of our revenues for the near term. Business Advisory Solutions, including IPSA International, accounted for 85.3% of our revenues through the first nine months of 2015.  A decline in the price of, or demand for, Business Advisory Solutions services would harm our business. We have experienced such a decline in the first nine months of 2015, and cannot predict if such trend will be reversed in future periods.

A SIGNIFICANT PORTION OF OUR BUSINESS REVENUES DEPEND ON A RELATIVELY SMALL NUMBER OF LARGE CUSTOMERS. IF ANY OF THESE CUSTOMERS DECIDE THEY WILL NO LONGER USE OUR SERVICES, REVENUES WILL DECREASE AND FINANCIAL PERFORMANCE WILL BE SEVERELY IMPACTED.

To date, we have received a significant portion of our revenues from large sales to a small number of customers. Through the first nine months of 2015, our five largest customers, together comprised approximately 52.9% of our total revenues. Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or are unable to collect accounts receivable from any of the large customers in any future period.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY. IF WE DO NOT GROW, OUR COMPETITIVE ABILITY WILL BE SEVERELY RESTRICTED, WHICH WOULD DECREASE PROFITABILITY.

Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include Deloitte, Accenture, Fireeye and SAI Global as well as other national firms and a number of smaller regional firms. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing, or other resources, or greater name recognition than us. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business. We have recently experienced price competition in our Business Advisory Services Group and are considering the manner in which to respond to such competition.

OUR LENGTHY SALES CYCLE COULD MAKE IT MORE DIFFICULT TO ACHIEVE OUR GROWTH OBJECTIVES.

The period between initial contact with a potential customer and that customer’s purchase of services is often long and difficult to predict. A customer’s decision to purchase services involves a significant allocation of resources, is influenced by a customer’s budgetary cycles, and in many instances involves a preferred-vendor process. To successfully sell our services, generally we must educate the potential customers regarding the uses and benefits of our services, which can require significant time and resources. Many potential customers are large enterprises that generally take longer to designate preferred vendors; the typical sales cycle in connection with becoming an approved vendor has been approximately six to twelve months, but may take longer. Delay or failure to complete sales in a particular quarter could reduce revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If the sales cycle unexpectedly lengthens in general, or for one or more large orders, it would adversely affect the timing of revenues and revenue growth.

1 Under review by Company

WE MAY NOT BE ABLE TO SECURE NECESSARY FUNDING IN THE FUTURE WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO GROW, INCREASE REVENUES, AND ACHIEVE PROFITABILITY.

Unless we achieve positive cash flow, substantial working capital will be required for continued operations.  The Company is in the process of raising capital but to date it is not sufficient to provide for the Company’s requirements until the projected commencement of positive cash flow, and substantial additional funding will be required. When we raise additional funds by issuing equity securities, the percentage of our capital stock owned by our current shareholders will be reduced, and those equity securities may have rights that are senior to those of the holders of our currently outstanding securities. Additional financing may not be available when needed on commercially acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may be forced to curtail planned growth, and we may be unable to develop or enhance planned products and services, take advantage of future opportunities, or respond to competitive pressures.

THERE ARE SUBSTANTIAL RISKS ASSOCIATED WITH ACQUISITIONS.

An integral part of our growth strategy has been evaluating and, from time to time, consummating acquisitions. These transactions involve a number of risks and present financial, managerial and operational challenges, including: diversion of management’s attention from running the existing business; increased expenses, including legal, administrative and compensation expenses resulting from newly hired employees; increased costs to integrate personnel, customer base and business practices of the acquired company; adverse effects on reported operating results due to possible impairment of intangible assets including goodwill associated with acquisitions; and dilution to stockholders to the extent of issuance of securities in the transaction.

OUR EXECUTIVE OFFICERS AND DIRECTORS, AND MAJOR STOCKHOLDERS WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER US, WHICH WILL LIMIT OUR STOCKHOLDERS’ ABILITY TO INFLUENCE THE OUTCOME OF KEY DECISIONS.

As of November 1, 2015, our executive officers and directors collectively control approximately 23.1% of our current outstanding capital stock and approximately 33.3% on a fully diluted basis. As a result, if they act together they may be able to influence management and affairs and all matters requiring stockholder approval, including significant corporate transactions. Additionally, Ithan Creek Master Investors (Cayman), L.P. currently controls approximately 8.9% of our outstanding voting capital stock, and may increase their ownership thru exercise of warrants up to approximately 15.7%. This concentration of ownership may have the effect of delaying or preventing any change in control of our Company and might affect the market price of the common stock.

Miriam Blech currently controls approximately 6.3% of our outstanding voting capital stock, including 60% of our Series C preferred stock. Isaac Blech, a director of the Company, currently controls approximately 4.2% of our outstanding voting capital stock (which is included in the above figures concerning officers and directors), including 40% of our Series C preferred stock. Together, Mr. and Mrs. Blech currently control approximately 10.5% of our outstanding voting capital stock, including 100% of our Series C preferred stock. The interests of Mr. and Mrs. Blech may differ from the interests of other stockholders. Third parties may be discouraged from making a tender offer or bid or it may make it easier for them to acquire root9B because of this concentration of ownership.

A FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD HAVE AN ADVERSE EFFECT ON US.

Our ability to attract and retain qualified professional and/or skilled personnel in accordance with our needs, either through direct hiring or acquisition of other firms employing such professionals, is an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain needed personnel. Our success is also highly dependent upon the continued services of our key officers, and we do not maintain key employee insurance on any of our executive officers.

If we are unable to retain qualified personnel, the roles and responsibilities of those employees will need to be filled, which may require that we devote time and resources to identifying, hiring and integrating new employees. In addition, the failure to attract and retain key employees, including officers, could impair our ability to provide services to our clients and conduct our business effectively.

WE ARE RESPONSIBLE FOR THE INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS.

Should our officers and/or directors require us to contribute to their defense in certain law suits, we may be required to spend significant amounts of our capital. Our articles of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, it may impact our business operations and revenues.

Risks Related to root9B

ROOT9B’S PRODUCTS ARE BEING READIED FOR MARKET AND WE ARE CONFRONTING THE ISSUE OF MARKET ACCEPTANCE.

Since the commencement of operations by our root9B cyber security subsidiary, it has been preparing its products for market and has been compiling and communicating with a list of prospects. Some of these products are now ready for market and root9B is beginning the process of converting prospects into customers.  There cannot be any assurance of the market acceptance of its products, and the failure acceptance of the same would be materially adverse to root9B and to the growth prospects of the Company.

ROOT9B’S FAILURE TO ATTRACT AND RETAIN HIGHLY SKILLED CYBER EXPERTS WOULD HAVE AN ADVERSE EFFECT ON US.

Our ability to attract and retain qualified professional and/or skilled cyber personnel, either through direct hiring or acquisition of other firms employing such professionals, is an important factor in determining our future success. The market for these professionals is very competitive as well as limited for senior level operators with the Department of Defense experience we seek. There can be no assurance that we will be successful in our efforts to attract and retain the needed personnel. The failure to attract and retain skilled personnel could impair our ability to sell, provide services to our clients, and conduct our business effectively by limiting the number of engagements we can handle concurrently and could limit our ability to work on large scale projects.

INTENSE COMPETITION IN ROOT9B’S TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.

The market for cyber solutions and cyber security work has been developing rapidly over the past several years and continues to change as new entrants enter the market and as legislation moves forward in this area. As competition increases, there could be impact on the markets and pricing which will present a risk to the revenue growth for root9B.

ROOT9B’S SALES CYCLES CAN BE LONG AND UNPREDICTABLE, AND OUR SALES EFFORTS REQUIRE CONSIDERABLE TIME AND EXPENSE. AS A RESULT, OUR SALES AND REVENUE ARE DIFFICULT TO PREDICT AND MAY VARY SUBSTANTIALLY FROM PERIOD TO PERIOD, WHICH MAY CAUSE OUR RESULTS OF OPERATIONS TO FLUCTUATE SIGNIFICANTLY.

Our results of operations may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of our sales cycle and the short-term difficulty in adjusting our operating expenses. Our results of operations depend in large part on sales to large organizations. The length of our sales cycle, from proof of concept to delivery of and payment for our products and services, is typically six to twelve months but can be significantly longer. To the extent our competitors develop products that our prospective customers view as equivalent to ours, our average sales cycle may increase. Because the length of time required to close a sale varies substantially from customer to customer, it is difficult to predict exactly when, or even if, we will make a sale with a potential customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large transactions in a quarter could impact our results of operations for that quarter and any future quarters for which revenue from that transaction is delayed.

As a result of these factors, it is difficult for us to forecast our revenue accurately in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our results of operations will suffer if our revenue falls below our or analysts’ expectations in a particular quarter, which could cause the price of our common stock to decline.

IF ROOT9B IS UNABLE TO SELL ITS PROPRIETARY PRODUCTS, SUBSCRIPTIONS AND SERVICES, AS WELL AS RENEWALS OF OUR SUBSCRIPTIONS AND SERVICES, TO ITS CUSTOMERS, OUR FUTURE REVENUE AND OPERATING RESULTS WILL BE HARMED.

Our future success depends, in part, on our ability to expand the deployment of our products with new and existing customers, including solutions delivered through our new Adversarial Pursuit Center, where the Company stations its cyber security operations. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which our customers purchase additional products, subscriptions and services depends on a number of factors, including the perceived need for additional IT security as well as general economic conditions. If our efforts to sell additional products, subscriptions and services to our customers are not successful, our business would suffer.

Further, existing customers that purchase our products have no contractual obligation to renew their subscriptions and support and maintenance services beyond the initial contract period, and given our limited operating history, we may not be able to accurately predict our renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including the level of their satisfaction with our products, our customer support, customer budgets and the pricing of our products compared with the products and services offered by our competitors. We cannot assure that our customers will renew their subscriptions, and if our customers do not renew their subscriptions or renew on less favorable terms, our revenue may grow more slowly than expected, if at all.

We also depend on our installed customer base for future support and maintenance revenue. We offer our support and maintenance agreements for terms that generally range between one and five years. If customers choose not to renew their support and maintenance agreements or seek to renegotiate the terms of their support and maintenance agreements prior to renewing such agreements, our revenue may decline.

IF ROOT9B IS UNABLE TO INCREASE SALES OF ITS SOLUTIONS TO LARGE ORGANIZATIONS WHILE MITIGATING THE RISKS ASSOCIATED WITH SERVING SUCH CUSTOMERS, OUR BUSINESS, FINANCIAL POSITION AND RESULTS OF OPERATIONS MAY SUFFER.

Our growth strategy is dependent, in part, upon increasing sales of our solution to large enterprises and governments. Sales to large customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller entities. These risks include:

●	Increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us;

●	More stringent or costly requirements imposed upon us in our support service contracts with such customers;

●	More complicated implementation processes;

●	Longer sales cycles and the associated risk that substantial time and resources may be spent on a potential customer that ultimately does not purchase our platform or solutions; and

●	More pressure for discounts and write-offs.

In addition, because security breaches with respect to larger, high-profile enterprises are likely to be heavily publicized, there is increased reputational risk associated with serving such customers. If we are unable to increase sales of our platform to large enterprise and government customers while mitigating the risks associated with serving such customers, our business, financial position and results of operations may suffer.

IF ROOT9B IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY, THE VALUE OF OUR CYBER SECURITY BUSINESS MAY BE DIMINISHED, AND OUR CYBER SECURITY BUSINESS WOULD BE ADVERSELY AFFECTED.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, trade secret, and domain name protection laws, to protect our cyber security proprietary rights. We presently do not intend to rely heavily on the filing and prosecution of patent applications. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and future trademark and patent applications may not be approved. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our cyber security business and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events would have an adverse effect on our cyber security business and financial results.

WE AND ROOT9B, IN THE FUTURE, MAY BE DEFENDANTS TO PATENT LAWSUITS AND OTHER INTELLECTUAL PROPERTY RIGHTS CLAIMS THAT ARE EXPENSIVE AND TIME CONSUMING, AND, IF RESOLVED ADVERSELY, WOULD HAVE A SIGNIFICANT IMPACT ON OUR CYBER SECURITY BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS.

Companies in the cyber security business often own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various "non-practicing entities" that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Furthermore, from time to time we may introduce new products, including in areas where we currently do not operate, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. Defending patent and other intellectual property litigation is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, plaintiffs may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party's rights, which may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible. Our business, financial condition, and results of operations would be adversely affected as a result of an unfavorable resolution of the disputes and litigation referred to above.

A DATA SECURITY BREACH WITH ROOT9B’S CUSTOMERS AS A RESULT OF ITS CYBERSECURITY PROCESSES COULD CAUSE SUBSTANTIAL NEGATIVE IMPACT ON US FINANCIALLY, LEGALLY AS WELL AS IMPACT OUR REPUTATION IN THE MARKETPLACE

As a part of cyber security services, we are sometimes required to access customer’s networks. Although remote, in the event a data breach occurs while we are accessing a customer’s network, and if it was determined we were liable for such a breach, this could cause significant damage to our reputation, have an adverse impact on our results of operations as well as lead to the possibility of litigation and other financial liabilities.

Risks related to IPSA

IPSA IS EXPERIENCING ENHANCED PRICE COMPETITION

The competitive environment for IPSA’s services, particularly in the anti-money laundering space, has sharpened significantly as more competitors have entered this line of business, including those who use off shore labor and indirect sourcing and provide services at significantly lower rates. These conditions have resulted in lower revenues for IPSA in 2015, as compared with 2014, due to difficulty in readily replacing lost business. The Company is evaluating how best to respond to this new market condition.

AN INABILITY TO RETAIN IPSA’S SENIOR MANAGEMENT TEAM AND OTHER MANAGING DIRECTORS WOULD BE DETRIMENTAL TO THE SUCCESS OF IPSA’S BUSINESS.

We will rely heavily on IPSA senior management team, its practice leaders, and other staff; our ability to retain them is particularly important to IPSA’s future success. Given the highly specialized nature of IPSA’s services, the senior management team must have a thorough understanding of IPSA’s service offerings as well as the skills and experience necessary to manage an organization consisting of a diverse group of professionals. In addition, we rely on IPSA’s senior management team and other managing directors to generate and market IPSA’s business. Further, IPSA’s senior management’s and other managing directors’ personal reputations and relationships with IPSA’s clients are a critical element in obtaining and maintaining client engagements.

IPSA’S INABILITY TO HIRE AND RETAIN TALENTED PEOPLE IN AN INDUSTRY WHERE THERE IS GREAT COMPETITION FOR TALENT COULD HAVE A SERIOUS NEGATIVE EFFECT ON OUR PROSPECTS AND RESULTS OF OPERATIONS.

IPSA’s business involves the delivery of professional services and is highly labor-intensive. Its success depends largely on its ability to attract, develop, motivate, and retain highly skilled professionals. Further, IPSA must successfully maintain the right mix of professionals with relevant experience and skill sets if IPSA is to continue to grow and expand into new service offerings, and as the market evolves. The loss of a significant number of its professionals, the inability to attract, hire, develop, train, and retain additional skilled personnel, or failure to maintain the right mix of professionals could have a serious negative effect on IPSA, including its ability to manage, staff, and successfully complete its existing engagements and obtain new engagements.

CHANGES IN CAPITAL MARKETS, LEGAL OR REGULATORY REQUIREMENTS, AND GENERAL ECONOMIC OR OTHER FACTORS BEYOND IPSA’S CONTROL COULD REDUCE DEMAND FOR IPSA’S SERVICES, IN WHICH CASE IPSA’S REVENUES AND PROFITABILITY COULD DECLINE.

A number of factors outside of its control affect demand for IPSA’s services. These include:

●	Fluctuations in U.S. and global economies;

●	The U.S. or global financial markets and the availability, costs, and terms of credit;

●	Changes in laws and regulations; and

●	Other economic factors and general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. or global economy, financial markets, regulatory and business environment could have on IPSA’s operations.

IPSA’S REPUTATION COULD BE DAMAGED AND IT COULD INCUR ADDITIONAL LIABILITIES IF IT FAILS TO PROTECT CLIENT AND EMPLOYEE DATA.

IPSA relies on information technology systems to process, transmit, and store electronic information and to communicate among its locations around the world and with its clients, partners, and employees. The breadth and complexity of this infrastructure increases the potential risk of security breaches which could lead to potential unauthorized disclosure of confidential information.

In providing services to clients, IPSA may manage, utilize, and store sensitive or confidential client or employee data, including personal data. As a result, IPSA is subject to numerous laws and regulations designed to protect this information, such as the U.S. federal and state laws governing the protection of health or other personally identifiable information and international laws such as the European Union Directive on Data Protection.

These laws and regulations are increasing in complexity and number. If any person, including any of IPSA’s employees, negligently disregards or intentionally breaches its established controls with respect to client or employee data, or otherwise mismanages or misappropriates that data, IPSA could be subject to significant monetary damages, regulatory enforcement actions, fines, and/or criminal prosecution. In addition, unauthorized disclosure of sensitive or confidential client or employee data, whether through systems failure, employee negligence, fraud, or misappropriation, could damage IPSA’s reputation and cause it to lose clients and their related revenue in the future.

INTERNATIONAL OPERATIONS COULD RESULT IN ADDITIONAL RISKS.

IPSA operates both domestically and internationally, including in the Middle East, Europe and Asia. IPSA intends to continue to expand internationally. These operations result in additional risks that are not present domestically and which could adversely affect IPSA’s business:

●	compliance with additional U.S. regulations and those of other nations applicable to international operations;

●	cultural and language differences;

●	employment laws and rules and related social and cultural factors;

●	losses related to start-up costs, lack of revenue, higher costs due to low utilization, and delays in purchase decisions by prospective clients;

●	currency fluctuations between the U.S. dollar and foreign currencies, which are harder to predict in the current adverse global economic climate;

●	restrictions on the repatriation of earnings;

●	potentially adverse tax consequences and limitations on our ability to utilize losses generated in IPSA’s foreign operations;

●	different regulatory requirements and other barriers to conducting business;

●	different or less stable political and economic environments;

●	greater personal security risks for employees traveling to or located in unstable locations; and

●	civil disturbances or other catastrophic events.

Further, conducting business abroad subjects IPSA to increased regulatory compliance and oversight. For example, in connection with its international operations, it is subject to laws prohibiting certain payments to governmental officials, such as the Foreign Corrupt Practices Act and the U.K. Bribery Act. The provisions of the U.K. Bribery Act may apply outside of the U.K. and due to its U.K. based subsidiaries, IPSA and its employees could be subject to liability for alleged activities involving bribery even if such activities were to take place outside of the U.K. A failure to comply with applicable regulations could result in regulatory enforcement actions as well as substantial civil and criminal penalties assessed against us and our employees.

IPSA’S FINANCIAL RESULTS COULD SUFFER IF IT IS UNABLE TO ACHIEVE OR MAINTAIN ADEQUATE UTILIZATION AND SUITABLE BILLING RATES FOR ITS PROFESSIONALS.

IPSA’s profitability depends to a large extent on the utilization and billing rates of its professionals. Utilization of its professionals is affected by a number of factors, including:

●	the number and size of client engagements;

●	the timing of the commencement, completion and termination of engagements, which in many cases is unpredictable;

●	IPSA’s ability to transition its professionals efficiently from completed engagements to new engagements;

●	the hiring of additional professionals because there is generally a transition period for new professionals that results in a temporary drop in our utilization rate;

●	unanticipated changes in the scope of client engagements;

●	IPSA’s ability to forecast demand for its services and thereby maintain an appropriate level of professionals; and

●	conditions affecting the industries in which IPSA practices as well as general economic conditions.

The billing rates of IPSA’s professionals that it is able to charge are also affected by a number of factors, including:

●	clients’ perception of our ability to add value through IPSA’s services;

●	the market demand for the services IPSA provides;

●	an increase in the number of clients in the government sector;

●	introduction of new services by IPSA or its competitors;

●	competition and the pricing policies of its competitors; and

●	current economic conditions.

A SIGNIFICANT PORTION OF IPSA’S REVENUES IS DERIVED FROM A LIMITED NUMBER OF CLIENTS, AND ITS ENGAGEMENT AGREEMENTS, INCLUDING THOSE RELATED TO ITS LARGEST CLIENTS, CAN BE TERMINATED BY CLIENTS WITH LITTLE OR NO NOTICE AND WITHOUT PENALTY, WHICH MAY CAUSE ITS OPERATING RESULTS TO BE UNPREDICTABLE.

IPSA has derived, and expect to continue to derive, a significant portion of its revenues from a limited number of clients. Its five largest clients accounted for approximately 92% of its revenues for the nine months ended September 30, 2015 and 94% and 94% of its revenues for the years ended December 31, 2014 and 2013, respectively. IPSA’s clients typically retain it on an engagement-by-engagement basis, rather than under fixed-term contracts; the volume of work performed for any particular client is likely to vary from year to year, and a major client in one fiscal period may not require or may decide not to use our services in any subsequent fiscal period. Moreover, a large portion of new engagements comes from existing clients. Accordingly, the failure to obtain new large engagements or multiple engagements from existing or new clients could have a material adverse effect on the amount of revenues IPSA generates. In addition, almost all engagement agreements can be terminated by its clients with little or no notice and without penalty.

IPSA’S ENGAGEMENTS COULD RESULT IN PROFESSIONAL LIABILITY, WHICH COULD BE VERY COSTLY AND HURT IPSA’S REPUTATION.

IPSA’s engagements typically involve complex analyses and the exercise of professional judgment. As a result, IPSA is subject to the risk of professional liability. Litigation alleging that IPSA performed negligently or breached any other obligations could expose it to significant legal liabilities and, regardless of outcome, is often very costly, could distract management, could damage its reputation, and could harm its financial condition and operating results.

CONFLICTS OF INTEREST COULD PRECLUDE IPSA FROM ACCEPTING ENGAGEMENTS, THEREBY CAUSING DECREASED UTILIZATION AND REVENUES.

IPSA provides services that usually involve sensitive client information. IPSA’s engagement agreement with a client or other business reasons may preclude it from accepting engagements from time to time with its clients’ competitors or adversaries. As IPSA grows its operations and the complement of consulting services, the number of conflict situations may continue to increase. Moreover, in industries in which IPSA provides services, there has been a continuing trend toward business consolidations and strategic alliances. These consolidations and alliances reduce the number of companies that may seek IPSA’s services and increase the chances that IPSA will be unable to accept new engagements as a result of conflicts of interest. If IPSA is unable to accept new engagements for any reason, its consultants may become underutilized, which would adversely affect IPSA’s revenues and results of operations in future periods.

Risks Related to Our Stock

THE MARKET FOR OUR COMMON STOCK IS LIMITED.

Our common stock is thinly-traded and any recently reported sales price may not be a true market-based valuation of our common stock. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. Consequently, holders of shares of our common stock may not be able to liquidate their investment in our shares at prices that they may deem appropriate.

OUR EXISTING PREFERRED STOCK HAS LIQUIDATION PREFERENCES THAT COULD ADVERSELY AFFECT OUR COMMON STOCK HOLDERS.

In the event of our dissolution, liquidation or change of control, the holders of our Series C preferred stock holders will receive a liquidation preference in priority to the holders of our common stock. A consolidation or merger, a sale of all or substantially all of our assets, or a sale of 50% or more of our common stock would be treated as a change of control for this purpose. Therefore, it is possible that holders of common stock will not obtain any proceeds upon any such event.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE PREFERRED STOCK AND EXERCISE OF OUTSTANDING WARRANTS COULD CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of our outstanding preferred stock and exercise of warrants could result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion.

OUR COMMON STOCK IS CONSIDERED A “PENNY STOCK."

The SEC has adopted regulations that generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares. Additionally, previously we were considered a “shell company” (as defined in Rule 12b-2 of the Exchange Act). As a result, the Company will be required to continue to file current information in order for the holders of our securities to rely on Rule 144 in order to sell their restricted securities. In addition, since our common stock is traded on the OTCQB, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

THERE ARE RISKS ASSOCIATED WITH OUR STOCK TRADING ON THE OTCQB RATHER THAN A NATIONAL SECURITIES EXCHANGE.

There are significant consequences associated with our stock trading on the OTCQB rather than a national securities exchange. The effects of not being able to list our securities on a national securities exchange include:

●	Limited release of the market prices of our securities;

●	Limited news coverage of our Company;

●	Limited interest by investors in our securities;

●	Volatility of our stock price due to low trading volume;

●	Increased difficulty in selling our securities in certain states due to “blue sky” restrictions;

●	Limited ability to issue additional securities or to secure financing.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, STOCKHOLDERS WILL BENEFIT FROM AN INVESTMENT IN THE COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

We have never paid a cash dividend on our common stock, and do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance operations and further expand and grow the business, including growth through acquisitions. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. We cannot assure you that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS, WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON THE MARKET VALUE OF OUR COMMON STOCK.

Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. The absence of such coverage limits the likelihood that a sustained active market will develop for our common stock. It will also likely make it more difficult to attract new investors at times when we require additional capital.

Risks related to the Offer to Amend and Exercise.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH REGARD TO WHETHER YOU SHOULD ACCEPT THE OFFER TO AMEND AND EXERCISE.

Although our Board of Directors has approved the Offer to Amend and Exercise, it makes no recommendation as to whether holders of Original Warrants should accept the Offer to Amend and Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Amend and Exercise. We cannot assure you that the value of the shares issued upon exercise of the Warrants will in the future equal or exceed the exercise price per share of the Warrants. We do not take a position as to whether you ought to participate in the Offer to Amend and Exercise.

IF YOU CHOOSE TO PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE, YOU WILL BE REQUIRED TO EXERCISE YOUR WARRANTS FOR COMMON STOCK, AND WILL BE SUBJECT TO ALL THE RISKS ASSOCIATED WITH BEING A STOCKHOLDER OF THE COMPANY.

If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s Common Stock. In addition, you will be giving up the time value attributable to your Original Warrant by exercising the Original Warrant, as amended, prior to the original 5-year expiration date.

THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS ARE “RESTRICTED SECURITIES”.

The shares of Common Stock issuable upon exercise of the Original Warrants, the Amended Warrants and the New Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement.  Absent the filing of a registration statement registering the shares issuable upon exercise of the Original Warrants, the Amended Warrants and the New Warrants, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months. The shares of common stock underlying the Original Warrants have been registered in a Registration Statement filed with the SEC.

INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER TO AMEND AND EXERCISE.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the Amended Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise.

WE WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF PROCEEDS WE RECEIVE FROM THE EXERCISE OF AMENDED WARRANTS.

Our management will retain broad discretion over the use of proceeds from the Offer to Amend and Exercise. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Offer to Amend and Exercise.

DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants (the “Original Warrants”) to purchase an aggregate of 4,358,724 shares of common stock (the “Offer to Amend and Exercise”) issued to investors participating in the Company’s 8% Series D Convertible Preferred Stock financing completed on December 26, 2012, January 25, 2013 and February 26, 2013.

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended to: (i) reduce the exercise price from $1.125 per share to $1.10 per share of common stock; and (ii) shorten the exercise period of the Original Warrants if you accept the offer collectively so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 11:59 p.m. (Eastern Time) on February 9, 2016, as may be extended by the Company in its sole discretion (“Expiration Date”).  Other than set forth above, if you do not accept the offer, the terms of the Original Warrants will remain unmodified and in full force and effect. There is no minimum participation requirement with respect to the Offer to Amend and Exercise.  In addition, if you accept the offer, for each share purchased upon exercise of the Amended Warrants, the Company will issue 0.25 of a new warrant (the “New Warrants”) to purchase one share of common stock with a term of five (5) years and have an exercise price equal to $1.50. Each whole New Warrant can be exercised to purchase one share of Common Stock.

You may elect to amend some or all of your Original Warrants. If you choose not to participate in the Offer to Amend and Exercise, your Original Warrants will remain in full force and effect, as originally issued.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the Original Warrants to help the Company to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to obtain and exercise an Amended Warrant by reducing the exercise price of the Original Warrants. Please see “Purposes of the Offer to Amend and Exercise and Use of Proceeds” below for a description of the purposes of the Offer to Amend and Exercise.

Purpose of the Offer to Amend and Exercise and Use of Proceeds

An additional purpose of the Offer to Amend and Exercise is to raise funds to support the Company’s future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by reducing the exercise price and shortening the exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Eligible Original Warrants

The Original Warrants issued to investors participating in the Company’s 8% Series D Convertible Preferred Stock financing completed on December 26, 2012, January 25, 2013 and February 26, 2013 are subject to the Offer to Amend and Exercise.

Expiration Date

The Offer to Amend and Exercise will be open through 11:59 p.m., Eastern Standard Time on February 9, 2016, as may be extended by the Company in its sole discretion.

Terms of Amended Warrants

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended as described below:

●	New Exercise Price: The exercise price of the Original Warrants will be reduced to $1.10 per share.

●	New Termination Date: The termination date of the Original Warrants is being shortened to run concurrently with the Expiration Date.

●	Other Terms: Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

Exchange Offer- New Warrant

Upon exercise of an Original Warrant pursuant to the Offer to Amend and Exercise, the investor shall also receive a New Warrant to purchase a share of common stock which warrant shall have a term of five (5) years and have an exercise price equal to $1.50.

Conditions to the Offer to Amend and Exercise

The Offer to Amend and Exercise is subject to certain conditions, as described herein:

We are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Amend and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

As part of the Election to Participate and Amend and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. The Company has included with this Offer to Amend and Exercise an exhibit titled “Election to Participate and Amend and Exercise Warrant” that contains additional information that holders of Original Warrants who are no longer “accredited investors,” if any, should consider before making an investment decision. However, the Company will not accept any Election to Participate and Amend and Exercise Warrant from or on behalf of, any Original Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Amend and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both the amendment and exercise of your Original Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Extension of Offer to Amend and Exercise Period; Termination; Amendments

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date.

There can be no assurance, however, that the Company will exercise its right to extend the Offer to Amend and Exercise. Amendments to the Offer to Amend and Exercise will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Offer to Amend and Exercise or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer to Amend and Exercise, materially amend the Offer to Amend and Exercise, the Company will ensure that the Offer to Amend and Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer to Amend and Exercise or the information concerning the Offer to Amend and Exercise, or it waives a material condition of the Offer to Amend and Exercise, the Company will extend the Offer to Amend and Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Amend and Exercise or information concerning the Offer to Amend and Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

Procedures for Participating in Offer to Amend and Exercise and Exercising Amended Warrants

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Amend and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and (iv) cash in the amount equal to $1.10 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”).

The cash exercise price may be tendered in the form of a check payable to Root9B Technologies, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Amend and Exercise Warrant. Each of these items must be properly delivered, before the Expiration Date to: Maxim Group, LLC, Attn: Karen Orlando and Monique Mitnick, 405 Lexington Avenue, New York, New York 10174, Fax No. (212) 895-3555.

Manner of Acceptance of Payment and Issuance of Shares

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 11:59 p.m., Eastern Standard Time on February 9, 2016, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant.

Withdrawal Rights

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned, before the 11:59 p.m., Eastern Standard Time on February 9, 2016, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), to: Maxim Group, LLC, Attn: Karen Orlando and Monique Mitnick, 405 Lexington Avenue, New York, New York 10174, Fax No. (212) 895-3555. Following the Expiration Date, you cannot withdraw your Election to Participate and Amend and Exercise Warrant.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Amend and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Amended Warrant, and (iv) cancel the New Common shares and New Warrant.

Registration of Warrant Shares

We have previously filed a Registration Statement on Form S-1 (File No. 333-188131) to register the resale of the shares of common stock underlying the Original Warrants under the Securities Act, and amending the Original Warrants through the Offer to Amend and Exercise will not affect the registration for holders named as selling shareholders in the Registration Statement. Consequently, the shares of common stock issuable upon exercise of the Amended Warrants have been registered for resale, and are tradeable in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the Prospectus in the Registration Statement. Each holder of Original Warrants should read the applicable Prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise. In addition, any holder (including any transferees or acquirers) of an Original Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectus cannot resell such holder’s shares in reliance on the Prospectus, unless and until the Company files a post-effective amendment to the Registration Statement to include such holder as a selling stockholder. The shares of common stock issuable upon exercise of the New Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. Absent the filing of a registration statement registering the shares issuable upon exercise of the New Warrants, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months and exercising such warrants on a cashless basis.

Transactions and Agreements Concerning Original Warrants

Except with respect to the Warrant Agent Agreement described in Item 8(b) of Schedule TO, none of our directors or executive officers participated in any transaction involving the Original Warrants during the past 60 days.

Source and Amount of Funds

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Amend and Exercise, including the fees to be paid to Maxim, the Company’s Warrant Agent.

Financial Information Regarding The Company

The Company’s financial statements are incorporated herein by reference:

●	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 13, 2015;

●	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 14, 2015;

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 15, 2015, as amended by Form 10-Q/A on June 10, 2015;

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 30, 2015, as amended by Form 10-K/A on March 31, 2015.

The full text of the Quarterly Reports on Form 10-Q and the Annual Reports on Form 10-K, as well as the other documents the Company has filed with the Commission prior to, or will file with the Commission subsequent to, the filing of this Tender Offer Statement on Schedule TO, can be accessed electronically on the Commission’s website at www.sec.gov. In addition, the Company makes available, free of charge on its website all filings that are made electronically with the SEC. These materials can be found in the “Investors” section of the Company’s website at www.xxx.com, by clicking the “SEC Filings” link. Copies of our SEC filings are also available without charge upon written request addressed to: Root9B Technologies, Inc., 4521 Sharon Road, Suite 300 Charlotte, North Carolina 28211, (212) 371-5204.

Our net tangible book value as of September 30, 2015 and December 31, 2014 was approximately $794,895 and $(9,832,702), respectively, or approximately $0.01 and $(0.20) per share, respectively. Net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of common stock outstanding as of September 30, 2015 and December 31, 2014, respectively.

Legal Matters And Regulatory Approvals

We are not aware of any license or regulatory issue that might be adversely affected by the Offer to Amend and Exercise and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Offer to Amend and Exercise are subject to the conditions described in the section “Conditions of the Offer to Amend and Exercise” above.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Offer to Amend and Exercise. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

This discussion assumes that Original Warrant holders hold the Original Warrants as “capital assets” within the meaning of Section 1221 of the Code. In addition, the following discussion does not address the tax consequences of the participation in the Offer to Amend and Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Amend and Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

Tax treatment of Original Warrant holders participating in the Offer to Amend and Exercise.

Although not free from doubt, the Company intends to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants is treated as an exchange of Original Warrants for Amended Warrants which constitutes a recapitalization for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) an Original Warrant holder who participates in the Offer to Amend would not recognize any gain or loss as a result of amending the Original Warrants, (ii) such U.S. holder’s tax basis in the shares of our common stock received upon exercise of the Amended Warrants would be equal to the U.S. holder’s tax basis in the Original Warrants plus the amount of any cash paid to exercise the Amended Warrants, and (iii) the holding period of the common stock would begin on the day after the exercise of the Amended Warrants.

Because of the lack of authority dealing with transactions similar to the Offer to Amend, the U.S. federal income tax consequences of the Offer to Amend are unclear, and alternative characterizations are possible that could require you to recognize gain or loss or may impact your holding period. The Internal Revenue Service has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Amend or of a holder’s participation in the Offer to Amend. Therefore, we urge you to consult your tax advisor regarding the potential tax consequences of the Offer to Amend to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock Received upon Exercise of Amended Warrants

After you exercise the Amended Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Contribution Tax

Individuals other than nonresident aliens, estates and certain trusts with adjusted gross income in excess of threshold amounts are subject to a 3.8% tax on “net investment income.” Dividends on and capital gains from the sale or other disposition of stock generally will be treated as net investment income for purposes of determining whether, and the extent to which, the applicable adjusted gross income threshold has been exceeded. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Fees and Expenses

The Company has retained Maxim to act as its Warrant Agent for the Offer to Amend and Exercise. Maxim shall use reasonable commercial efforts to contact holders of the Original Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Amend and Exercise. Maxim will receive a fee equal to 6% of the cash exercise prices paid by holders of the Original Warrants who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse Maxim for its reasonable out-of-pocket expenses and attorney’s fees up to $35,000, including a $5,000 non-accountable expense allowance. The Company has agreed to indemnify Maxim against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws.

Transfers

The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

COMPANY OVERVIEW

The following summary highlights selected information regarding the Company. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Amend and Exercise or exercise your Amended Warrant. Before making an investment decision, you should read the entire Offer to Amend and Exercise carefully, including the “Risk Factors” section above.

We are a provider of cybersecurity, regulatory risk mitigation, and energy and controls solutions. We help clients in diverse industries to provide full scale cyber operations and solutions, mitigate risk, comply with complex regulations, improve performance and productivity, and leverage and integrate technology. We work with our customers to assess, design, and provide customized solutions and advisory services that are tailored to address each client’s particular requirements and needs. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and federal agencies.

We were incorporated on January 5, 2000 as Continuum Group C Inc. under the laws of the State of Nevada, and did not conduct business as such. On November 5, 2004, we consummated a share exchange agreement dated as of October 12, 2004, among us, Premier Alliance Group, Inc., a North Carolina corporation (‘‘North Carolina Premier’’), and the shareholders of North Carolina Premier. As a result, North Carolina Premier merged into us and our name was changed to Premier Alliance Group, Inc. North Carolina Premier had commenced operations in 1995 and was founded by a group of experienced consultants that specialized in technology and financial services. In November 2004, and as a result of the merger of North Carolina Premier into the Company, it became part of a publicly traded company. In 2011, we re-domiciled under the laws of the state of Delaware. We have grown significantly both organically and through strategic acquisitions of complementary businesses. Significant acquisitions we have completed include Greenhouse Holdings, Inc. (“GHH”) in March 2012, Ecological, LLC in December 2012, root9B, LLC in November 2013 and IPSA International, Inc. in February 2015.

In September 2014, the Company announced a shift in strategy to accelerate the differentiated capabilities of its wholly-owned cybersecurity subsidiary root9B, and to focus primarily on cybersecurity and regulatory risk mitigation. In connection with this strategic shift, the Company changed its name and OTCQB ticker symbol as part of a rebranding effort, to root9B Technologies, Inc. and RTNB.

Our team is made up of individuals that have deep experience and training as cyber security experts, analysts, technology and engineer specialists, business and project consultants. We have hired our experienced professionals from a wide variety of organizations and key industries, which include financial services, utilities, life science, technology, government and healthcare.

OUR SERVICES

We are a provider of cyber security, regulatory risk mitigation, and energy solutions.  Our services and solutions target mitigating risk, assisting with compliance, and maximizing profits by addressing these core areas for businesses, primarily cyber security, regulatory compliance, risk mitigation and energy management related initiatives.

During 2014 we provided our services through three operating segments: Cyber Solutions, Business Advisory Solutions and Energy Solutions.  For the year ended December 31, 2014, 20% of our revenue was generated from Cyber Solutions, 64% from Business Advisory Solutions and 16% from Energy Solutions.  In February 2015, we completed the acquisition of IPSA International to augment our suite of advisory solutions to include anti-money laundering and investigative services.  Through the first nine months of 2015, Business Advisory Solutions (including IPSA), Energy Solutions, and Cyber Solutions generated 85%, 6%, and 9% of our revenue, respectively.

Cyber Solutions

We are a provider of cyber security and advanced technology training capabilities, operational support, and consulting services.  From our offices in Colorado Springs, Colorado, Honolulu, Hawaii, New York, NY, and San Antonio, Texas, we provide services to the US Government and commercial organizations in the United States and overseas.  Our services range from cyber operations assessments, analysis and testing, to cyber training, forensics, exploitation, and strategic defense planning. Our cybersecurity personnel are recognized providers of cyber services across the defense, civil, intelligence and commercial communities.  Our capabilities include but are not limited to:

●	Vulnerability Assessment & Penetration Testing	●	Network Defense Operations

●	Computer Forensics	●	Malware Analysis & Reverse Engineering

●	Forensic Data Analysis	●	Mobile Forensics

●	Tool Development	●	Mobile Cyber Protection

●	SCADA Security Operations	●	Wireless Technology Support

●	Compliance Testing	●	Data Breach Prevention & Remediation

●	Cyber Policy Assessment & Design	●	Curriculum Development

Business Advisory Solutions

Our Business Advisory Solutions team focuses on delivering solutions in both regulatory compliance and risk mitigation.  The group works to assist our customers with compliance by applying our expertise in various regulations and deploying processes and automation.  Similarly, we have deep expertise in risk assessment and work with our customers to develop solutions and structures to evaluate and mitigate risk.  A typical customer is an organization that has complex business processes, large amounts of data to manage, and faces change driven by regulatory or market environments, or strategic, growth and profitability initiatives.  Key areas of focus continue to be large, mandated regulatory efforts including complying with the Sarbanes-Oxley Act of 2002 (SOX), BASEL ACCORDS (for financial institutions), the Dodd-Frank Wall Street Reform and Consumer Protection Act and cybersecurity initiatives, where the team partners with the Cyber Solutions group.

Energy Solutions

The Energy Solutions group works with our customers to assess, design and install processes and automation to address energy regulation, strategy, cost, and usage initiatives.  Examples of solutions and areas of expertise include automated control systems and energy management systems. These systems apply technology to respond to events, scenarios or data patterns automatically adjusting for more efficient processes.  Our customers include companies in the commercial sector, not for profit entities and local municipalities.

OUR ACQUISITION STRATEGY

We are focused on balanced growth with a priority on driving growth in revenue and profitability in our existing businesses along with the acquisition of complementary businesses.  In 2013, we made the acquisition of root9B, LLC which expanded our scope of solutions offerings into the cybersecurity business.  We viewed this acquisition as a way to strategically broaden our business capability while also being complementary to our existing businesses, which set up an opportunity for cross-selling and providing our customers key solutions.  In February 2015, we acquired IPSA International, which is discussed further below.  In 2014, and for the first nine months of 2015, we operated three business segments, 1) Cyber Security Solutions 2) Business Advisory Solutions and 3) Energy Solutions.  After our acquisitions of root9B and IPSA we believe we are positioned in the highest areas of concern and activity for our target customers and will allow for future growth.  These segments and our solutions are complementary and give us the opportunity to cross sell across the business lines and provide our customers with core solutions and greater value.  We will continue to assess complementary acquisition opportunities.

On February 6, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IPSA International, Inc. (“IPSA”). On February 9, 2015, the Company and IPSA consummated and closed the Merger.  Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, the Corporation issued ten million shares of the Corporation’s common stock to the stockholders of IPSA (the “Stock Consideration”), as well as paid $2,500,000 to such stockholders. Twenty five percent of the Stock Consideration (the “Indemnity Shares”) are subject to a pledge agreement executed by and between the Company and the stockholders of IPSA, whereby such Indemnity Shares shall secure the obligations of IPSA to indemnify the Company pursuant to the terms of the Merger Agreement.  In conjunction with the closing of the Merger, the Corporation entered into a registration rights agreement with the stockholders of IPSA whereby the Corporation agreed to provide piggyback registration rights to the holders of the Stock Consideration.  The Company entered into an employment agreement with Dan Wachtler, the CEO of IPSA.

IPSA specializes in Anti-Money Laundering (AML) operational, investigative and remedial services, AML risk advisory and consulting services, conducting high-end investigations with expertise in services ranging from complex financial crime and intellectual property issues to conducting anti-bribery investigations or due diligence on a potential partner or customer.  Additionally IPSA provides investigative services related to passport issuances by foreign countries.  IPSA has offices in the U.S., Canada, U.K., U.A.E. and Hong Kong, vetted resources in over 75 countries worldwide and a talent base that is focused on assisting clients in making better-informed decisions to protect their investments and assets.

OUR STRATEGY

Our business focus is to work with the top levels of corporations to address major initiatives that fall under governance, risk and compliance (GRC) areas.  Within GRC, the key emphasis today is around risk related to cybersecurity.  With our cyber group, root9B, we take a new approach to combatting cyber activity, using a full solution encompassing active adversarial pursuit (HUNT), cybersecurity and intelligence training, operational support, and associated technology and tools.  In 2015, we built a HUNT operations center where we are able to conduct and provide remote HUNT services to our customers, which, we believe, offers a competitive advantage.  We believe a full spectrum solution is needed to mitigate risk associated with cyber threats.  Our Business Advisory capabilities focus on aspects related to the ongoing emerging regulatory environment that corporations must address (AML, SOX, FCP, etc). We utilize talent with specific expertise that allow us to effectively assist corporations to assess compliance, design programs, remediate problems, and provide ongoing operational support.

Our customers include Fortune 500 companies (including Cisco, Duke Power, Bank of America, and PNC Bank). With the acquisition of root9B, we are also providing services to the mid-market arena and governmental entities.  The acquisition of IPSA has added a number of large financial institutions to our customer base.

OUR COMPETITION

The market for professional services and solutions is highly competitive. It is also highly fragmented, with many providers and no single competitor maintaining clear market leadership. Our competition varies by segment, type of service provided, and the customer to whom services are provided.  Our competitors in cyber security include Fireeye, IBM, and Symantec; and in the risk regulatory arena include Deloitte, Price Waterhouse Coopers, and Accenture.  Many of our competitors are larger and better financed than we are and have substantial marketplace reputations.

CONTRACTS
When servicing customers, we typically sign master contracts for a one to three year period. The contracts typically set rules of engagement and can include pricing guidelines. The contracts manage the relationship and are not indicators of guaranteed work. Individual contracts, Purchase Orders, or Statements of Work, are put in place (under the master agreement) for each engineer, consultant or team assigned to the client site and cover logistics of length of contract, billing information and deliverables for the particular assignment. In most cases, contracts can be terminated by either party by providing ten to thirty days’ advance notice.

To date, we have received a significant portion of revenues from large sales to a small number of customers. During the years ended December 31, 2014 and 2013, and for the nine months ended September 30, 2015our five largest customers, together comprised approximately 34%, 47% and 53%, respectively of our total revenues, respectively. Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or are unable to collect accounts receivable from any of the large customers in any future period.

EMPLOYEES

As of November 1, 2015, we employed a total of 150 persons on a full time basis.  We believe our employee relations are good.

Market for RTNB’s Common Equity

Our common stock trades publicly on the OTCQB under the symbol "RTNB."  The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities.  The OTCQB securities are traded by a community of market makers that enter quotes and trade reports.  This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.  The following table sets forth the high and low bid prices per share of our common stock by the OTCQB for the periods indicated as reported on the OTCQB. On January 8, 2016, the closing price of our common stock as reported on the OTCQB was $1.26 per share.

For the year ended December 31, 2016	High	Low
First Quarter (through January 8)	1.38	1.21

For the year ended December 31, 2015	High	Low
First Quarter	1.64	1.21
Second Quarter	2.45	1.02
Third Quarter	1.49	0.90
Fourth Quarter	1.44	1.00

For the year ended December 31, 2014	High	Low
First Quarter	$0.68	$0.51
Second Quarter	0.86	0.51
Third Quarter	1.16	0.83
Fourth Quarter	1.59	0.85

The quotes represent inter-dealer prices, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.  The trading volume of our securities fluctuates and may be limited during certain periods.  As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO AMEND AND EXERCISE

The current officers and directors of the Company are:

Name	Age	Position

Joseph J. Grano, Jr	67	Director, Chairman, CEO
Isaac Blech	65	Director, Vice Chairman
Kevin Carnahan	57	Director
John Catsimatidis	66	Director
Wesley Clark	71	Director
Patrick M. Kolenik	63	Director
Gregory C. Morris	54	Director
Harvey Pitt	70	Director
Anthony Sartor	72	Director
Seymour Siegel	72	Director
Cary W. Sucoff	63	Director
Dan Wachtler	45	Director, CEO of subsidiary
Brian King	62	Chief Operating Officer
Eric Hipkins	48	CEO Cyber Division

As of December 31, 2015, there were outstanding Original Warrants to purchase an aggregate of 4,358,724 shares of common stock.  One of our directors, Kevin Carnahan, beneficially owns Original Warrants to purchase 23,334 shares of common stock through his trust.  Mr. Carnahan will be entitled to participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of Original Warrants.

Except as set forth above, none of the Company’s other executive officers, directors or control persons hold Original Warrants.

REPORTS AND AVAILABLE INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Amend and Exercise and to exercise the Amended Warrants.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise and to exercise the Amended Warrants is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Additional Information

Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Participate and Amend and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agent — Maxim Group, LLC 405 Lexington Avenue, New York, New York 10174.

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Participate and Amend and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — Root9B Technologies, Inc., 4521 Sharon Road, Suite 300 Charlotte, North Carolina 28211; Attn: Corporate Secretary.

Sincerely,

Root9B Technologies, Inc.

/s/ Joseph J. Grano, Jr.
Joseph J Grano, Jr.
Chief Executive Officer